Exhibit 10.23
November 12, 2012

Intrepid Production Corporation
Attention: Robert P. Jornayvaz III
707 17th Street
Suite 4125
Denver, CO 80202

Dear Bob:

Intrepid Potash, Inc. hereby provides notice pursuant to paragraph 2 of the Sublease Agreement between Intrepid Potash, Inc. and Intrepid Production Corporation, dated December 17, 2008 (the “Sublease”), that Intrepid Potash, Inc. shall terminate the Sublease effective December 1, 2012.  As you and I have discussed, Intrepid Production Corporation has agreed to waive its right under paragraph 2 of the Sublease to ninety (90) days' prior written notice of this termination.  Intrepid Potash, Inc. acknowledges its continuing obligations under the Sublease including those arising as a result of the termination of it and shall honor those obligations.

Should you have any questions or concerns about this matter, please contact me.

Very truly yours,

/s/ Martin D. Litt

Martin D. Litt
Executive Vice President, General Counsel & Secretary